Exhibit 4.03

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR THE ISRAELI SECURITIES LAW 1968. NEITHER THE WARRANTS NOR SUCH SHARES MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

VOID AFTER 5:00 P.M., ISRAELI TIME, ON FEBRUARY 8, 2005, OR IF NOT A BUSINESS DAY, AS DEFINED HEREIN, AT 5:00 P.M., ISRAELI TIME, ON THE NEXT FOLLOWING BUSINESS DAY.

DEALTIME.COM LTD.

WARRANT TO PURCHASE

227,077

SERIES D CONVERTIBLE PREFERRED SHARES

DEALTIME.COM LTD., a company organized under the laws of the State of Israel (the “Company”), hereby grants to Warburg Dillon Read LLC (the “Warrantholder”), the right to purchase from the Company, subject to the terms and conditions hereof, at any time on or after 9:00 A.M., Israeli time, on the Initial Exercise Date, and before 5:00 P.M., Israeli time, on the Expiration Date (or, if such day is not a Business Day, at or before 5:00 P.M., Israeli time, on the next following Business Day), 227,077 duly authorized, validly issued, fully paid and non-assessable Series D Preferred Shares (as defined herein) of the Company at the Exercise Price (as defined herein). This Warrant is granted in connection with the transactions described in that certain Subscription Agreement between the Company and the Purchasers described therein, dated as of February 8, 2000 (the “Subscription Agreement”). The number of shares purchasable hereunder and the Exercise Price are each subject to adjustment from time to time provided in Article III hereof. Upon the exercise of the Warrants or any part thereof, the Warrantholder shall execute and become a party to the Amended and Restated Shareholders Rights Agreement dated of even date herewith or any agreement then in effect between the Company’s shareholders that provides for the granting of registration rights to such shareholders (the “SRA”). Upon the issuance of Warrant Shares, the holders of the Warrant Shares shall be entitled to such rights and privileges (including registration rights) and shall be bound by such obligations as set forth in the SRA, all with respect to the exercised Warrant Shares.

ARTICLE I

Section 1.01: Definition of Terms. As used in this Warrant, the following capitalized terms shall have the following respective meanings:

Affiliate: With respect to any Person, any other Person that, (i) directly or through one or more intermediaries, controls such Person or (ii) is controlled by or is under common control with such Person.

Business Day: A day other than a Saturday, Sunday or other day on which banks in Israel are authorized by law to remain closed.

Control: With respect to any Person, possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Conversion Shares: Ordinary Shares issuable upon conversion of the Series D Preferred Shares.

Dollars and the sign “$”: The lawful currency of the United States of America.

Exercise Price: $5.78 per Warrant Share as such price may be adjusted from time to time pursuant to Article III hereof

Expiration Date: 5:00__, Israeli time, on February 8, 2005, or, if such day is not a Business Day, the next succeeding day which is a Business Day.

Initial Issue Date: February 8, 2000.

Initial Exercise Date: February 8, 2001.

NASD: National Association of Securities Dealers, Inc. and NASDAQ: NASD Automated Quotation System.

NIS: New Israeli Shekels.

Ordinary Shares: Ordinary Shares, nominal value NIS 0.01 per share, of the Company.

Person: An individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity engaging in commercial activities.

Public Offering: A public offering of the Company’s equity securities pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction.

Registration Statement: Any Registration Statement of the Company filed or to be filed with the SEC which covers the Warrant Shares, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.

SEC: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Securities Act: The Securities Act of 1933, as amended.

Series D Preferred Shares: Series D Convertible Preferred Shares, nominal value NIS 0.01 per share, of the Company.

Series D Preferred Share Equivalents: Securities that are convertible into or exercisable or exchangeable for Series D Preferred Shares.

Senior Officer: Any of the Chief Executive Officer, the Chief Financial Officer, or the Chief Operating Officer of the Company, or any person performing substantially similar duties.

Subscription Form: The form annexed hereto which must be surrendered upon exercise of this Warrant.

Warrants: This Warrant and all other warrants that may be issued in its or their place.

Warrantholder: The Person to whom this Warrant is initially issued, or any successor in interest thereto, or any permitted assignee or transferee thereof, in whose name this Warrant or any portion thereof is registered upon the books to be maintained by the Company for that purpose.

Warrant Shares: Series D Preferred Shares, Series D Preferred Share Equivalents and other securities purchased or purchasable upon exercise of the Warrants.

ARTICLE II

DURATION AND EXERCISE OF WARRANT

Section 2.01: Duration of Warrant. The Warrantholder may exercise this Warrant, in whole or in part, at any time and from time to time after 9:00 A.M., Israeli time, on the Initial Exercise Date, and before 5:00 P.M., Israeli time, on the Expiration Date. If this Warrant is not exercised on or before the Expiration Date, it shall become void, and all rights hereunder shall thereupon cease. The Warrant shall automatically be exercised pursuant to Section 2.03 hereof immediately before its expiration pursuant to this Section unless the Warrantholder notifies the Company in writing to the contrary before such termination.

Section 2.02: Cash Exercise of Warrant.

(a) The Warrantholder may exercise this Warrant, in whole or in part by presentation and surrender of this Warrant to the Company at its principal corporate office or at the office of its share transfer agent, if any, with the Subscription Form annexed hereto duly executed and accompanied by payment of the Exercise Price for each Warrant Share to be purchased. The Exercise Price shall be paid by certified check or by a wire transfer made pursuant to instructions from the Company or a bank or certified check payable to the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise.

(b) In case the Warrantholder shall exercise this Warrant with respect to less than all of the Warrant Shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such Warrant Shares and deliver such new Warrant to the Warrantholder.

Section 2.03: Net Exercise of Warrant.

(a) In lieu of the payment method set forth in Section 2.02 above, the Warrantholder may elect to exchange this Warrant for a number of Warrant Shares equal in value to the increase in value of the Warrant Shares otherwise Purchasable hereunder on the date of exchange. If the Warrantholder elects to exchange this Warrant as provided in this Section 2.03, the Warrantholder shall tender to the Company this Warrant along with the Subscription Form, and the Company shall issue to the Warrantholder the number of Warrant Shares computed using the following formula:

X=Y(A-B)
A

Where:

X = the number of Warrant Shares to be issued to the Warrantholder.

Y = the number of Warrant Shares purchasable under this Warrant (as adjusted to the date of such calculation).

A = the Fair Market Value (as defined below) of one Warrant Share.

B = Exercise Price (as adjusted to the date of such calculation).

(b) For purposes hereof, the “Fair Market Value” of a Warrant Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Ordinary Shares at the time of such exercise, the fair market value of the Warrant Shares per share shall be the aggregate value of the number of

Ordinary Shares into which one Warrant Share is convertible (as adjusted) based on the fair market value per Ordinary Share determined as follows:

(i)	If the Company’s Ordinary Shares are listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System (NASDAQ/NMS) or other securities quotation system, then the closing or last sale price, respectively, reported for the exercise date.

(ii)	If the Company’s Ordinary Shares are not listed on a national securities exchange or quoted on NASDAQ/NMS or other securities quotation system, but are traded in the over-the-counter market, then the mean of the closing bid and asked prices as reported in the Over-The-Counter Market Summary.

(iii)	If the Warrant is exercised in connection with a Public Offering (or within five trading days after the pricing of the Public Offering), then the per share offering price (before deduction of discounts, commissions, or expenses) in such Public Offering.

(c) In the event of a net exercise pursuant to this Section 2.03, the Warrant must be exercised in whole and must be surrendered, _________ new Warrant shall be issued.

(d) If all outstanding series D Preferred Shares have been converted into Ordinary Shares pursuant to the Articles of Association of the Company, the Warrant shall convert into a Warrant to purchase Ordinary Shares.

Section 2.04: Share Certificates, Taxes, Filings, Etc.

(a) In the event of any exercise of the rights represented by this Warrant, the Company shall within five Business Days cause to be issued certificates for the total number of Warrant Shares for which this Warrant is being exercised (adjusted to reflect the effect of the anti-dilution provisions contained in Article III hereof, if any) in such denominations as are requested for delivery to the Warrantholder, and the Company shall thereupon deliver such certificates to the Warrantholder. The Warrantholder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Warrantholder. If at the time this Warrant is exercised, a Registration Statement is not in effect to register under the Securities Act the resale of the Warrant Shares issuable upon exercise of this Warrant, the Company may require the Warrantholder to make such representations, and may place such legends on certificates representing such Warrant Shares, as may be reasonably required in the opinion of counsel to the Company to permit such Warrant Shares to be issued without such registration.

(b) The Company shall pay any and all stamp-tax and similar taxes which may be payable in respect of the issue of any Warrant Shares to the Warrantholder of the Warrant being exercised.

(c) The Company shall assist and cooperate with any Warrantholder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(d) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Public Offering, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the Public Offering in which case such exercise shall not be deemed to be effective until the consummation of the Public Offering.

(e) The Company shall take all such actions as may reasonably be necessary to assure that all Warrant Shares may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

Section 2.05: Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Series D Preferred Shares or other capital share of the Company that from time to time would be issuable upon exercise of this Warrant and such number of Conversion Shares as may be issuable upon conversion of all of such Series D Preferred Shares. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances and, except as may be required by applicable securities law, restrictions on sale, and free and clear of all preemptive rights. Upon each adjustment in the number of Warrant Shares for which Warrants are exercisable pursuant to Article III hereof, the Company shall reserve an additional number of Warrant Shares sufficient to permit the exercise of all Warrants as so adjusted.

Section 2.06: Listing. Prior to the issuance of any Series D Preferred Shares upon exercise of this Warrant, the Company shall use all reasonable efforts to secure the listing of such Conversion Shares as may be issuable upon conversion of the Series D Preferred Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Conversion Shares are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other Ordinary Shares shall be so listed, such listing of all Conversion Shares from time to time issuable upon the conversion of the Series D Preferred Shares; and the Company shall use all reasonable efforts to so list on each national securities exchange or automated quotation system, and shall maintain such listing of, any other capital shares of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

Section 2.07: Fractional Interests. The Company shall not be required to issue fractional shares of Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Warrantholder, the number of full shares of Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a share of Warrant Shares would, except for the provisions of this Section 2.07, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay to the Warrantholder an amount in cash equal to the product of (i) such fraction of a share of Warrant Shares and (ii) the difference between the Fair Market Value of a share of Warrant Shares and the Exercise Price.

ARTICLE III

ADJUSTMENT OF SERIES D PREFERRED SHARES

PURCHASABLE AND OF EXERCISE PRICE

The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article III.

Section 3.01: Mechanical Adjustments.

(a) If at any time or from time to time after the date hereof the Company shall (i) declare a dividend or make a distribution on the Series D Preferred Shares in each case payable in shares of its share capital (whether Series D Preferred Shares or of share capital of any other class), (ii) subdivide, reclassify or recapitalize its outstanding Series D Preferred Shares into a greater number of shares, (iii) combine, reclassify or recapitalize its outstanding Series D Preferred Shares into a smaller number of shares, or (iv) issue any shares of its share capital by reclassification of its Series D Preferred Shares (including any such reclassification in connection with a consolidation or a merger in which the Company is the surviving corporation), the Exercise Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that the Warrantholder shall be entitled to receive upon exercise of this Warrant the aggregate number and kind of shares which, if this Warrant had been exercised in full immediately prior to such event, such Warrantholder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. Any adjustment required by this Section 3.01(a) shall be made immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares.

(b) If at any time or from time to time after the date hereof the Company shall fix a record date for the issuance or making a distribution to all holders of the Series D Preferred Shares (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the surviving corporation) of evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a combination, reclassification or recapitalization referred to in Section 3.01(a) hereof, cash dividends or cash distributions paid out of net profits or earned surplus legally available therefor and in the ordinary course of business or subscription rights, options or warrants for Series D Preferred Shares or Series D Preferred Shares Equivalents (any such non-excluded event being herein called a “Special Dividend”)), the Warrantholder shall be entitled upon exercise of this Warrant for the purchase of any or all of the Warrant Shares subject hereto, to receive the amount of such assets which would have been payable to the Warrantholder had such Warrantholder been the holder of such Warrant Shares on the record date for the determination of such shareholders entitled to receive the Special Dividend.

(c) If at any time or from time to time after the date hereof the Company shall make a distribution to all holders of the Series D Preferred Shares of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the Exercise Price or the number of Warrant Shares purchasable upon the exercise of this Warrant, each Warrantholder, upon the exercise hereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised this Warrant immediately prior to such distribution, all subject to further adjustment as provided in this Article III, and the Company shall reserve, during the term of the Warrant, such securities of such subsidiary or other corporation; provided, however, that no adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of this Warrant or upon its exercise

(d) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to paragraph (a) of this Section 3.01, the number of Warrant Shares shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of each Warrant by the Exercise Price in effect immediately prior to the date thereof and dividing the product so obtained by the Exercise Price, as adjusted.

(e) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($.05) in such price; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3.01 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 3.01 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the Series D Preferred Shares as a result of any adjustment made hereunder.

(f) In the event that at any time, as a result of any adjustment made pursuant to Section 3.01(a) hereof, the Warrantholder thereafter shall become entitled to receive any shares of share capital of the Company other than Series D Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series D Preferred Shares contained in Section 3.01 hereof.

(g) In the event that the Company shall enter into any transaction for the purpose of avoiding the application of the provisions of Article III hereof, the benefits provided by such provisions shall nevertheless apply and be preserved.

Section 3.02: Notices of Adjustment. Whenever the number of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver forthwith to the Warrantholder a certificate signed by a Senior Officer setting forth the adjusted number of Series D Preferred Shares purchasable upon the exercise of this Warrant and the Exercise Price for such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

Section 3.03: No Adjustment for Dividends. Except as provided in Section 3.01 hereof, no adjustment in respect of any cash dividends shall be made during the term of this Warrant or upon the exercise of this Warrant.

Section 3.04: Preservation of Purchase Rights - Adjustment for Reclassification; Exchange and Substitution. If the Warrant Shares issuable upon the exercise of Warrant shall be changed into the same or any different number of shares of any class or any series of any class of share capital, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or a share dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided or in Section 3.05)), then, and in each such event, the Warrantholder shall have the right thereafter to convert such Warrant Shares into the kind and amount of shares and other securities property receivable upon such reorganization, reclassification or other change, all subject to further adjustment as provided for in this Section 3.

Section 3.05. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time, there shall be a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, the Warrant shall expire and terminate on the date of such reorganization, merger, consolidation or sale, provided that the Warrantholder shall have received a minimum of thirty (30) days written notice prior to the date of such reorganization, merger, consolidation or sale. In the event the transaction referred to in this Section 3.05 is not consummated, but rather is terminated, canceled or is not consummated, the rights granted hereunder shall thereafter be treated as if that agreement had never been entered into. In such event, the provisions of this Section 3.05 shall similarly apply to successive reclassifications, capital reorganizations, consolidations or mergers.

Section 3.06: Form of Warrant After Adjustments. The form of this Warrant need not be changed as a result of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant, as initially issued.

Section 3.07: Treatment of Warrantholder. Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Warrantholder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for all purposes and shall not be affected by any notice to the contrary.

ARTICLE IV

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDER

Section 4.01: No Rights as Shareholders: Notice to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or his, her or its transferee, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to the Warrantholder by certified mail, overnight courier service or personal delivery if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a) the Company shall authorize the payment of any dividend payable in any securities on the Series D Preferred Shares or authorize the making of any distribution (other than a cash dividend or cash distribution paid out of net profits or earned surplus legally available therefor) on the Series D Preferred Shares;

(b) the Company shall authorize the issuance to the holders of Series D Preferred Shares of any additional Series D Preferred Shares or Series D Preferred Share Equivalents or of rights, options or warrants to subscribe for or purchase Series D Preferred Shares or Series D Preferred Share Equivalents or of any other subscription rights, options or warrants;

(c) a dissolution, liquidation or winding up of the Company shall be proposed by the Company’s board of directors; or

(d) a capital reorganization or reclassification of the Series D Preferred Shares (other than a subdivision or combination of the outstanding Series D Preferred Shares or a change in the par value of the Series D Preferred Shares) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation and that does not result in any reclassification or change of Series D Preferred Shares outstanding) or in the case of any sale, lease, transfer, exchange, conveyance or other disposition to another corporation of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

Such giving of notice shall be initiated at least ten Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s share transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or effective date or the date of closing the share transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

Section 4.02: Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for, this Warrant.

ARTICLE V

OTHER MATTERS

Section 5.01: Successors and Assigns. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of its successors and permitted assigns hereunder.

Section 5.02: Integration/Entire Agreement. This Warrant is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Warrant supersedes all prior agreements and understandings between the parties with respect to such subject matters.

Section 5.03: Amendments and Waivers. The provisions of this Warrant may not be amended, modified or supplemented, and waiver or consents to departure from the provisions hereof may not be given unless the Company has obtained the written consent of Warrantholders of outstanding Warrants exercisable for a majority of the unissued Warrant Shares. All Warrantholders shall be bound by any consent authorized by this Section 5.03. Notwithstanding anything contained herein to the contrary, the Warrantholder agrees to be bound by any amendments and waivers agreed to pursuant to this Section 5.03.

Section 5.04: Counterparts. This Warrant may be executed in two or more counterparts each of which so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 5.05: Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 5.06: Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 5.07: Computations of Consent. Whenever the consent or approval of Warrantholders of a specified percentage is required hereunder, Warrants held by the Company or its Affiliates (other than the Warrantholders if they are deemed to be such Affiliates solely by reason of their holdings of such Warrants) shall not be counted in determining whether such consent or approval was given by the Warrantholders of such required percentage.

Section 5.08 Transfer of Warrant. The Warrantholder, by its acceptance hereof, agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of this Warrant or any portion hereof (or solicit any offer to buy, purchase, or otherwise acquire or take a pledge of the Warrant or any portion hereof), except in compliance with the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws and the delivery to the Company of a legal opinion with respect to such compliance.

Section 5.09: Notice. Any notices or certificates by the Company to the Warrantholder and by the Warrantholder to the Company shall be deemed delivered if in writing and delivered in Person or by certified or registered mail (return receipt requested): (i) if to the Warrantholder, addressed to WDR, at 299 Park Avenue, New York, NY 10171, Attention: Legal Department, with a copy at 555 California Street, Suite 4650, San Francisco, CA Attention: Bryan Rutberg, facsimile number (415) 352-5510, and (ii) if to the Company, to Dealtime.com Ltd, 475 Fifth Avenue, 2nd Floor, New York, NY 10017-6620, Attention: Dan Ciporin, facsimile number (212) 905-8100.

The Company may change its address by written notice to the Warrantholder and the Warrantholder may change its address by written notice to the Company.

IN WITNESS WHEREOF the Company, by an officer authorized to act on its behalf, has set its hand to this Warrant effective as of the 8th day of February, 2000.

DEALTIME.COM LTD.

By:	/s/ Daniel J. Ciporin

Name: Daniel J. Ciporin Title: President & CEO